Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

DATED	February 20, 2026

(1) EINRIDE AB

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(2) AMAZON.COM NV INVESTMENT HOLDINGS LLC

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(3) THE KEY SHAREHOLDERS

SUPPLEMENTAL Agreement

relating to warrants series 2026/2036 in

EINRIDE AB

This Agreement (the “Agreement”) is made on February 20, 2026

BETWEEN:

(1)	EINRIDE AB (PUBL), a company organised under the laws of Sweden with registered number 559074-8926 and having its registered address at Stadsgården 6, 116 45 Stockholm, Sweden (the “Company”); and

(2)	AMAZON.COM NV INVESTMENT HOLDINGS LLC a company organised under the laws of Nevada and business license number NV20001393257 and having its registered address c/o Corporation Service Company, 112 North Curry Street, Carson City, 89703, United States of America (the “Holder”); and

(3)	CERTAIN SHAREHOLDERS OF THE COMPANY IDENTIFIED IN SCHEDULE 1 (the “Key Shareholders”).

The parties set out in (1)-(3) are jointly referred to as the “Parties” and individually as a “Party”.

BACKGROUND:

A	As soon as possible following the signature of this Agreement, the Company’s board of directors will issue 6,891,051 warrants (the “Warrants”) to subscribe for equity in the form of preference shares series C of the Company (the “Warrant Shares”) to the Holder in connection with the Commercial Agreement (as defined herein) and pursuant to the terms attached as Exhibit A hereto (the “Warrant Terms”). The Warrants will become exercisable in accordance with the Warrant Terms but subject to the vesting limitations in this Agreement, and the Warrants are non-forfeitable with respect to vested rights hereunder to subscribe for the Warrant Shares.

B	The parties hereby enter into this Agreement in order to establish certain terms and conditions regarding the Warrants and in order to regulate several aspects between the Company, the Holder and the Key Shareholders with respect to the Warrants. Terms and expressions with capital letter herein shall have the same connotation as in the Warrant Terms, unless otherwise expressly stated or follows from the context. This Agreement and the Parties’ rights and obligations shall always be subject to any limitations following from mandatory Swedish company law.

C	The Warrant Shares and Exercise Price are subject to adjustment and/or may be supplemented by or converted into other Equity Securities as provided herein and the in the Warrant Terms, and all references to “ordinary shares,” “Warrant Shares,” and “Exercise Price” herein shall be deemed to include any such adjustment, supplement, and/or conversion or series of adjustments, supplements, or conversions.

IT IS AGREED:

1.	EXERCISE OF WARRANTS ETC.

1.1	Method of Exercise

Subject to compliance with Antitrust Laws, the Holder may exercise the Warrants by delivering to the Company (a) the Warrant Certificate, if applicable pursuant to Section 8 and (b) the Notice of Exercise attached as Exhibit B hereto, duly executed by the Holder, indicating whether the Holder elects to subscribe for Warrant Shares for cash or if the Holder elects to exercise on a net issuance basis (noted that such net issuance basis may only be made in relation to ordinary shares). In the event any approval requirements or waiting periods are imposed by applicable antitrust or foreign investment laws or any other Applicable Law, the Holder may deliver a Notice of Exercise that is contingent upon obtaining such approval or the expiration of such waiting period, and the allotment of Warrant Shares will be stayed during the pendency of such approval or waiting period so long as the Holder delivers the Notice of Exercise before the expiration of the Exercise Period (as defined in the Warrants).

Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a Change of Control, any allotment of Warrant Shares following such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall be inclusive of any vesting that would occur upon the consummation of or immediately prior to such transaction but not be deemed to be effective, and no allotment shall be made, until immediately prior to the consummation of such transaction. If such transaction is not consummated, such exercise shall be deemed void if so requested by Holder in a Notice of Exercise.

1.2	Vesting

1.2.1	The exercise of Warrants for subscription of Warrant Shares is governed by the Warrant Terms. In addition to the Warrant Terms, the Holder’s right to exercise the Warrants are limited by the vesting provisions in Sections 1.2.2–1.2.5 below. For the avoidance of doubt, any vested Warrants shall be non-forfeitable with respect to the right to subscribe for Warrant Shares.

1.2.2	The Warrants shall vest as follows:

(a)	[***] Warrants will vest and be exercisable upon the Issue Date.

(b)	Thereafter [***] Warrants will vest and be immediately exercisable upon each USD [***] of Payments until aggregate Payments equal USD [***].

(c)	[***] Warrants will vest and become exercisable if aggregate Payments equal or exceed USD [***] on or before the last day of the calendar month in which the 12-month anniversary of the date of issue of the Warrants occurs.

(d)	An additional [***] Warrants will vest and become exercisable if aggregate Payments equal or exceed USD [***] on or before the last day of the calendar month in which the 24-month anniversary of the date of issue of the Warrants occurs.

(e)	If the Warrants that have vested pursuant to Section 1.2.2(a)–(g) are less than fifteen (15) percent of the then outstanding shares of the Company, assuming the exercise of all vested Warrants, for each additional USD [***] in aggregate Payments, [***] Warrants shall vest and become exercisable, provided that in no event shall Holder have a total maximum ownership of more than fifteen (15) percent of the Company, assuming the exercise of all vested Warrants.

(f)	An additional [***] Warrants will vest and become exercisable if aggregate Payments equal or exceed USD [***] on or before the last day of the calendar month in which the 36-month anniversary of the date of issue of the Warrants occurs.

(g)	An additional [***] Warrants will vest and become exercisable upon the occurrence of a Public Mention.

1.2.3	Any unvested Warrants will become fully vested and immediately exercisable (i) immediately prior to the consummation of any Change of Control, (ii) upon termination of the Commercial Agreement by Amazon on the terms set forth in the Commercial Agreement and if there are several Commercial Agreements outstanding, upon termination of all Commercial Agreements by Amazon on the terms set forth in such Commercial Agreements.

1.2.4	Where vesting results in a number of Warrants that include decimals, any decimal equal to or above 0.5 will be rounded up and any decimal less than 0.5 will be rounded down.

2.	DELIVERY OF WARRANT SHARES

2.1	DELIVERY OF WARRANT SHARE PRIOR TO THE CONSUMMATION OF A LISTING EVENT OR A DE-SPAC TRANSACTION

Prior to the consummation of a Listing Event or a de-SPAC Transaction (as defined in the Warrants) and after exercise of the Warrants the Company will, or cause its transfer agent to, resolve on allotment of the Warrant Shares Subscribed for and (a) insert the Holder as holder of Warrant Shares in the Company’s share ledger and provide either (i) an electronic representation or other evidence of the valid issuance of the Warrant Shares as to which the Warrants have been exercised, or (ii) or if the Company is a Central Securities Depository registered company, immediately register the Warrant Shares as to which the Warrants have been exercised with Euroclear or other equivalent central securities depository and register the Holder as shareholder, and (b) if applicable, deliver a new warrant certificate for the Warrants that have not been exercised. The Company shall at its expense enter the subscribed Warrant Shares in the share register of the Company and file for registration of Warrant Shares Subscribed for with the Swedish Companies Registration Office (Sw. Bolagsverket) (the “Registration Authority”). The Holder will for all purposes be deemed to have become the holder of record of such Warrant Shares on the date the Warrants Shares are entered into the share register, irrespective of the date of delivery of certificate(s) representing the Warrant Shares.

2.2	DELIVERY OF WARRANT SHARE AFTER THE CONSUMMATION OF A LISTING EVENT OR A DE-SPAC TRANSACTION

2.2.1	The Company shall after exercise of the Warrants, or cause its transfer agent to, resolve on allotment of the Warrant Shares Subscribed for and instruct the issuing agent to issue a book-entry or book-entries for the Warrant Shares to the benefit of the Holder as soon as practicably possible following the date of exercise of this Warrant in accordance with its terms in the name of the Holder and shall deliver evidence of such book-entry or book-entries to the Holder. If the issuance of the Warrant Shares is registered under the Securities Act, in lieu of issuing a book-entry in Holder’s name, the Company’s transfer agent shall use the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program to credit the number of Warrant Shares to which the Holder is entitled in connection with such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian (“DWAC”) system. The Company shall be responsible for all fees and expenses of its transfer agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same-day processing.

2.2.2	The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation, or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the associated Exercise Price.

2.2.3	The Holder will for all purposes be deemed to have become the holder of record of such Warrant Shares on the date the Warrants Shares are entered into the share register.

2.3	The Company shall at all times keep a number of shares and associated share capital increase required available under the articles of association of the Company for the purpose of enabling registration of the Warrant Shares.

2.4	The Parties acknowledge and agree that the references to Warrant Shares herein and in the Warrants may refer to American Depositary Shares to the extent the American Depositary Shares are listed on a U.S. national securities exchange and, in such case, the Company may satisfy its obligations hereunder and under the Warrants with respect to ordinary shares of the Company with American Depositary Shares.

3.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

3.1	Company Representations, Warranties, and Covenants

3.1.1	The Company represents and warrants that it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. The Company represents and warrants that all corporate actions, approvals, and consents on the part of the Company, its officers, directors, and equityholders, and any third party necessary for the sale and issuance of the Warrants and the Warrant Shares have been or will be taken. If an exercise of the Warrants requires any governmental approval described in Section 1.1, the Company shall reasonably cooperate at its own expense with Holder to secure such approval(s).

3.1.2	The Company represents and warrants that the fully diluted capitalization table attached as Exhibit C hereto accurately and completely reflects the Company’s authorized and issued equity capital (including any options, warrants or employee incentive equity plans) as of the date hereof. All of the outstanding shares of equity of the Company have been duly authorized, are fully paid and nonassessable, and were issued in compliance with Applicable Law.

3.1.3	The Company covenants that all Warrant Shares issued pursuant to the exercise of the Warrants will, upon their issuance, be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and other encumbrances or restrictions on sale, and free and clear of all pre-emptive rights, and such Warrant Shares will be issued free from all taxes, liens, and charges with respect to the issuance thereof. The Company shall ensure that, at all times during the Exercise Period, the Company’s articles of association will include provisions regarding maximum number of shares and maximum share capital as necessary for exercise in full of the Warrants.

3.1.4	The Company and the Key Shareholders will not, directly or indirectly, by amendment of the articles of association or by reorganization, sale or transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, (a) avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights and interests of the Holder against impairment, or (b) take any action which is inconsistent with the rights and interests granted to the Holder with these Warrants or otherwise conflicts with the provisions hereof. For the avoidance of doubt, the provisions of this Section do not restrict the Company from issuing any new shares or other securities.

3.1.5	The Company will not, directly or indirectly, (a) avoid or seek to avoid the performance of any of the terms of this Agreement or the Warrant Terms, but will at all times and in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Agreement and the Warrant Terms against impairment, or (b) take any action which is inconsistent with the rights granted to the Holder in this Agreement or the Warrant Terms or otherwise conflicts with the provisions hereof or the Warrant Terms. For the avoidance of doubt, the provisions of this Section do not restrict the Company from issuing any new shares or other securities.

3.1.6	The Company represents and warrants that (a) it is not currently, and has never been, a “passive foreign investment company” as such term is defined in Section 1297 of the Code (a “PFIC”), (b) it has not made a U.S. tax election to be treated as anything other than an association taxable as a corporation for U.S. tax purposes, and (c) none of its current 10% or greater equityholders is a U.S. individual, partnership, or corporation (a “U.S. Shareholder”). However, it is noted that the Company have one U.S. shareholder holding more than 10% of the shares in the Company through several funds controlled by such shareholder. The Company covenants that it will not make a U.S. tax election to be treated as anything other than an association taxable as a corporation for U.S. tax purposes without receiving the prior written consent of the Holder.

3.1.7	The Company shall take every step that is required under law to achieve registration of the Warrant Terms with the Registration Authority. Should registration be refused by the Registration Authority, the Company will discuss with the Holder the changes to the Warrant Terms that may be reasonably required to achieve full registration of the Warrant Terms and that align as much as possible to the current wording of the Warrant Terms (and no such change shall be implemented without the Holder’s prior written consent).

3.1.8	The Company shall give Amazon at least 60 days’ written notice prior to engaging in Repurchases that would be reasonably expected to result in Amazon’s ownership percentage on an outstanding basis exceeding nineteen percent (19%) (assuming the exercise of any and all Warrants).

3.2	Key Shareholder Covenants

3.2.1	The Key Shareholders shall, to the extent needed, vote in favour of the approval of the issuance of the Warrants and the Warrant Terms at an extraordinary general shareholders’ meeting within six weeks from the execution of this Agreement.

3.2.2	Should registration be refused by the Registration Authority of the Warrant Terms, once amended warrants terms are agreed pursuant to Section 3.1.7 the Key Shareholders shall if required vote for the issue of such amended warrant terms.

4.	CERTAIN EVENTS

4.1	Change of Control

4.1.1	If prior to the consummation of a Listing Event (as defined below) or a de-SPAC Transaction, there is a Change of Control (as defined below) during the Exercise Period in which the consideration to be received by the shareholders of the Company consists solely of cash, all Warrants shall be automatically vested as per clause 1.2.3. In the event the Holder has not sent an exercise notice related to the Warrants prior to the consummation of such Change of Control (despite the Company’s reminder to Holder to exercise the Warrants pursuant to clause 9), and if the Fair Market Value of one Warrant Share (as of the closing date of such Change of Control) is greater than the Exercise Price, the Company undertakes to cause the acquirer(s) in such Change of Control agree to acquire the Holder’s Warrants, for the same proceeds per Warrant Share (less applicable strike price payable upon exercise) in such Change of Control payable to holders of the same class of shares. Proceeds shall be calculated based on what the Holder is entitled to receive pursuant to, if possible, a net issuance exercise under the Warrant Terms or else ordinary Subscription in full immediately prior to the consummation of such Change of Control.

4.1.2	If prior to the consummation of a Listing Event (as defined below) or a de-SPAC Transaction, there is a Change of Control during the Exercise Period in which the consideration to be received by the shareholders of the Company consists, in whole or in part, of securities or other non-cash property, then the Company will cause the acquiring, surviving, or successor person to acquire (if there is a change of entity) the Warrants in exchange for instruments with similar terms, and the new warrants will thereafter be exercisable in accordance with the provisions of the new warrants for the same securities or other non-cash property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under the Warrants if the Warrants had been exercised in full immediately prior to the consummation of such Change of Control or Listing Event Change of Control, as the case may be, and subject to further adjustment from time to time in accordance with the provisions of this Agreement and the Warrant Terms.

4.1.3	If following the consummation of a Listing Event (as defined below) or a de-SPAC Transaction, there is a Change of Control during the Exercise Period in which reclassification of ordinary shares (other than a reclassification of the Company’s ordinary shares subject to adjustment under Section 8 of the Warrants), notwithstanding anything to the contrary contained herein, and within the limits of Swedish, US or foreign law or stock exchange regulation (a) the Company shall notify the Holder in writing of such Change of Control or reclassification as promptly as practicable (but in no event later than 20 Business Days prior to the effectiveness of a Listing Event or otherwise if the Company has become aware of such Change of Control), which notice shall specify the expected date on which such qualifying Change of Control is to take place and set forth the facts with respect thereto as shall be reasonably necessary to indicate the amount and type of consideration to each outstanding Warrant Share received upon exercisable Warrants immediately prior to the consummation of such Change of Control or reclassification, and (b) in the event of the consummation prior to the expiration of the exercise period under the Warrants of a Change of Control where the consideration in such transaction is not solely cash consideration, the Holder’s right to receive Warrant Shares upon exercise of the Warrants shall, at the option of the Holder and to the fullest extent legally possible under Applicable Laws, be converted, effective upon the occurrence of such Change of Control or reclassification, into (I) the right to exercise the Warrants to acquire the number of shares of stock or other securities or property (including cash) that the ordinary shares of the Company issuable (at the time of such Change of Control or reclassification) upon exercise of the Warrants immediately prior to such Change of Control or reclassification would have been entitled to receive upon consummation of such Change of Control or reclassification or, (II) if any exemption, authorization, consent, notice, or approval under Applicable Law is required or advisable from a Governmental Entity in connection with such Change of Control or reclassification (a “Third Party Approval”), upon Amazon’s election in its sole discretion, cash in an amount equal to the ordinary shares issuable (at the time of such Change of Control or reclassification) upon exercise of the Warrants immediately prior to such Change of Control or reclassification that the Holder would have been entitled to receive upon consummation of such Change of Control or reclassification based on the Fair Market Value of such consideration (or in case of a tender offer, at the price in cash offered by the offeror to the other shareholders). In determining the kind and amount of shares, securities, or property receivable upon exercise of the Warrants upon and following adjustment under this paragraph, if the holders of ordinary shares of the Company have the right to elect the kind or amount of consideration receivable upon consummation of such Change of Control, then the Holder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder shall receive upon exercise of this Warrant. The Company shall within the limits of Applicable law, or the person or persons formed by the applicable Change of Control or reclassification, or that acquire(s) the applicable ordinary shares, as the case may be, shall make lawful best efforts to establish such rights and to provide for such adjustments that, for events from and after such Change of Control or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Company shall not be a party to any such Change of Control or reclassification to occur unless such provisions are made or not precluded, as the case may be, as a part of the terms thereof.

4.2	Listing Event

4.2.1	The Company will keep the Holder reasonably apprised of the status and timing of its process to undertake a Listing Event.

4.2.2	In the event that the Company determines that the terms of this Agreement are required to be disclosed pursuant to applicable securities laws and regulations or stock exchange requirements in connection with the Listing Event, the Company will provide the Holder with prompt written notice (and in any event, at least 20 days’ prior written notice) to allow the Holder to seek, or request that the Company seek at the Holder’s expense, a protective order or other appropriate remedy (except to the extent that the Company’s compliance with the foregoing would cause it to violate an order of a governmental entity or other legal requirement) to obtain confidential treatment for any such disclosure, including, if requested by the Holder, objecting to or appealing an initial order to the contrary, and providing the Holder a reasonable opportunity to comment on the proposed disclosure before such disclosure is made and, if requested by the Holder, redacting sensitive information (and the Company shall accept redactions proposed by the Holder, absent a reasonable legal basis for objection).

4.2.3	The Parties agree that in addition to what is stated in Section 8, subsection S, of the Warrant Terms, none of the limitations of set out in clause (i) will be taken into account when determining the amount of securities or other non-cash property subject to the assumed Warrant or the amount of cash the Holder is entitled to receive in the event of a Change of Control, and the interpretation of this addition shall be made in accordance what is stated in Section 8, subsection S, of the Warrant Terms.

4.3	Reorganization

Prior to the consummation of a Listing Event or a de-SPAC Transaction, upon any reclassification, capital reorganization, or change in the share capital of the Company affecting the same class of shares as the Warrant Shares (other than a Change of Control transaction covered by Section 4.1, but including any merger or other transaction involving a special purpose acquisition company which results in the shares of the same class as the Warrant Shares being converted into or exchanged for publicly-traded securities ((a “de-SPAC transaction”) if such transaction does not constitute a Change of Control), the Company will make appropriate provision so that the Holder will thereafter be entitled to receive, upon exercise of the Warrants, such (duly adjusted as if the Holder had exercised prior to the de-SPAC transaction) number and type of securities or other property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under the Warrants if the Warrants had been exercised immediately before such reclassification, reorganization, or change, and thereafter all references to the “Company” in this Agreement will refer to the issuer of such securities or other property.

4.4	Exercise before Expiration

To the extent the Warrants are not previously exercised as to all of the Warrant Shares issuable hereunder, and if the Fair Market Value of one Warrant Share (at such measurement date) is greater than the Exercise Price, the vested Warrants will be exercised pursuant to a net issuance exercise (if such net-exercise is applicable) under the Warrant Terms six months before its expiration; provided that if the amount of shares issuable exceeds the value permitted without being required to file for an antitrust or foreign investment governmental approval, only the shares underneath such limit shall be allotted and any allotment of Warrant Shares above such limit be postponed until such time as applicable antitrust approvals etc. have been obtained and the balances of shares then issued. To the extent the Warrants or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees promptly to notify the Holder in writing of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise. The Holder hereby authorises the board of directors of the Company, appointed from time to time, to exercise the Warrants for subscription of Warrant Shares on behalf of the Holder in accordance with this Section 4.4, and acknowledges that the Holder will be required to pay the applicable Subscription Price.

5.	ADJUSTMENTS

In addition to what is set forth in the Warrant Terms the following shall apply in relation to adjustments.

5.1	Anti-Dilution Protection

5.1.1	If, prior to a Listing Event, any shares of the same class as the Warrant Shares are entitled, under the Company’s constituent documents, including the Shareholders’ Agreement dated 20 July 2023, as amended from time to time (the “Shareholders’ Agreement”) or any contract to which the Company is a party, to an adjustment in the event of dilutive issuances of equity, then the Warrant Shares will be entitled to the same adjustment.

5.1.2	If the Company performs any action that may constitute a recalculation event under any subsections of § 8 of the Warrant Terms, the subsection shall be applied that produces the largest adjustment, and no single event shall cause an adjustment under more than one subsection of § 8 of the Warrant Terms so as to result in duplication.

5.2	Certificate as to Adjustments

If any adjustment is required to be made in the Exercise Price or number and type of securities issuable upon exercise of the Warrants, the Company will promptly give written notice to the Holder in the form of a certificate signed by an officer of the Company, setting forth the adjustment in reasonable detail.

5.3	Legal Restrictions

In the event any Applicable Law or regulatory decision (including as a result of any breach of any covenant by the Company to the Holder) restricts the Holder from fully exercising the Warrants in accordance with its terms, or would require the Holder, the Company, or any of their respective Affiliates to modify its business in order to do so, the Company and the Holder will modify the Warrants to the extent necessary to provide the Holder an equitable and legally permissible substitute to ensure that the Holder is able to receive the full benefits to which it is entitled under the terms hereof in a manner that complies with Applicable Law.

6.	REGISTRATION RIGHTS; INFORMATION RIGHTS

6.1	Registration Rights

This paragraph applies to the Company if it seeks a share listing in the United States or any jurisdiction which requires registration of shares (rather than a general admission of all shares to trading) in order for the Holder to be able to freely transfer any Warrant Shares. All Warrant Shares issuable upon exercise of the Warrants will be subject to customary registration rights to be agreed upon by the Holder, the Company, and, to the extent applicable, the Company’s then-existing shareholders, promptly following the initial exercise of the Warrants (and, in any event, prior to consummation of any Listing Event); provided, however, that once a Listing Event has occurred on a United States Securities Exchange, the Company shall, as promptly as practicable following the Company’s eligibility to file a shelf registration statement on Form F-3, have filed and caused to be declared effective a shelf registration statement covering the Warrants and the Warrant Shares. The registration rights provided to the Holder will be at least as favorable to the Holder as any registration rights that the Company has provided to any of its other shareholders at such time, and in any event, the Company may only cut back the Holder from a registration statement if all parties subject to registration are cut back on a pro rata basis. If the registration rights granted to the Holder expire at any time after a Listing Event, then sixty (60) days in advance thereof, the Company shall provide the Holder with notice of such impending expiration and the Company shall grant to the Holder substantially identical registration rights as those customarily requested by the Holder in its public company warrant program.

6.2	Information Rights

6.2.1	The Company will deliver to the Holder (to the notice address set out in Section 12.3) during the term of the Warrants, but not after the occurrence of a Listing Event:

(i)	concurrently with delivery to the Company’s eligible shareholders, the same information as the Company delivers to its shareholders under Shareholders’ Agreement;

(ii)	as soon as practicable, and in any event within 30 days, after the consummation of any third-party equity financing or any other material change in the equity capitalization of the Company, (A) an updated capitalization table for the Company (similar in format to the capitalization table attached as Exhibit C hereto) as of the closing of such financing event or as of the date of such other material change, together with the per share and total valuation implied by such financing or other material change, and (B) a copy of any amendments to the Company’s constituent documents, if applicable;

(iii)	as soon as practicable, and in any event within 30 days, after any 409A reports or other similar opinions or reports setting forth a valuation of the Company’s equity interests, a copy of such opinion or report or a summary of the valuation set forth therein;

(iv)	upon request by the Holder, a notice indicating the number of Warrant Shares subject to subscription under the rights vested as of the date of such notice or as otherwise requested by the Holder (it being understood that any failure to deliver such notice, or any inaccuracy therein, shall not affect or impair the Holder’s rights or the Company’s obligations hereunder);

(v)	During the term of this Agreement, the Company shall consider and respond promptly and in good faith to reasonable requests for information for the purpose of Amazon to satisfy its financial reporting and accounting requirements regarding the Company and its subsidiaries from Amazon in its capacity as a shareholder of the Company. Without limiting the generality of the foregoing, the Company and its subsidiaries shall not be required to provide any such information if (i) the Company reasonably determines that such information is competitively sensitive, (ii) the Company determines in good faith that providing such information would adversely affect the Company (taking into account the nature of the request and the facts and circumstances at such time) other than to a de minimis extent, or (iii) providing such information (A) would reasonably be expected to jeopardize an attorney-client privilege or cause a loss of attorney work product protection, (B) would violate a confidentiality obligation to any person in effect on the date of this Agreement, or (C) would, based on the written advice of the Company’s outside legal counsel, violate any Applicable Law; provided, that, with respect to clauses (i)-(iii), the Company uses reasonable efforts, and cooperates in good faith with Amazon, to develop and implement reasonable alternative arrangements to provide Amazon (and its Representatives) with the intended benefits of this Section 6.2.1; and

(vi)	annual budgets of the Company, but only to the extent that, and at substantially the same time as, annual budgets are delivered to holders of shares of the same class as the Warrant Shares.

6.2.2	Following the consummation of a Listing Event pursuant to Sections 15.1 (m)(i), (ii) or (iv) or the closing of a de-SPAC Transaction, the Company will deliver to the Holder (to the notice address set out in Section 15.3) during the term of the Warrants:

(i)	if the Company is a Reporting Company, then within the time periods applicable to the Company under Sections 13(a) or 15(d) of the Exchange Act (the “Reporting Company Filing Dates”), all interim and annual financial statements required to be contained in a filing with the Commission on Forms 10-K and 10-Q, provided that the requirements of this clause shall be deemed satisfied to the extent such information is publicly filed on EDGAR on or by the applicable Reporting Company Filing Date; and

(ii)	if the Company is not a Reporting Company at any time, the information set forth on Schedule 6.2.2(ii) within the respective time periods set forth therein.

(iii)	The Company shall consider and respond promptly and in good faith to reasonable requests for information for the purpose of the Holder to satisfy its financial reporting and accounting requirements regarding the Company and its subsidiaries from the Holder in its capacity as a shareholder of the Company, subject to the Warrants in part or in whole have been exercised. Without limiting the generality of the foregoing, the Company and its subsidiaries shall not be required to provide any such information if (i) the Company determines that such information is competitively sensitive, (ii) the Company determines in good faith that providing such information would adversely affect the Company (taking into account the nature of the request and the facts and circumstances at such time) other than to a de minimis extent, or (iii) providing such information (A) would reasonably be expected to jeopardize an attorney-client privilege or cause a loss of attorney work product protection, (B) would violate a confidentiality obligation to any person in effect on the date of this Agreement, or (C) would, based on the written advice of the Company’s outside legal counsel, violate any Applicable Law; provided, that, with respect to clauses (i)-(iii), the Company uses reasonable efforts, and cooperates in good faith with Amazon, to develop and implement reasonable alternative arrangements to provide Amazon (and its Representatives) with the intended benefits of this Section 6.2.2.

6.2.3	The Company will, within the limits of Swedish law, applicable stock market regulations and applicable good practice on the securities market:

(i)	provide within 15 days of request from the Holder, such other information reasonably obtainable relating to the Company or its Affiliates as requested by the Holder and as may be reasonably required for the Holder or its Affiliates to prepare or file any tax return or to prepare such filings with respect to the Company or any of its Affiliates as may be required by any tax authority; and

(ii)	reasonably cooperate (at no out of pocket cost to the Company) in preparing for any audit of, or dispute with a tax authority regarding any tax return of, the Holder or any of its Affiliates relating to the Company or any of its Affiliates.

6.2.4	Information received by the Holder pursuant to this Section 6.2 will be used by the Holder and its Affiliates for purposes of permitting the Holder and its Affiliates to comply with their respective financial reporting and tax obligations (and any similar requirements of any governmental authority) and will be treated as confidential in accordance with the terms of the applicable non-disclosure agreement between the Holder and its Affiliates and the Company.

6.2.5	If the Holder’s interests in the Company is determined to be an “Equity Method Investment” for U.S. GAAP purposes, as determined by Holder in its sole discretion, notwithstanding anything to the contrary in the Company Agreements, the Company will provide to the Holder: (i) a quarterly telephonic update from the Chief Financial Officer and/or Chief Accounting Officer to discuss the Company’s financial statements, (ii) estimated monthly revenue, operating income and net income (no later than the 5th business day of the subsequent month), (iii) annual tax provision information (no later than 60 days after the end of each calendar year), and (iv) all tax quarterly provision information including actual results for all of the previous months in the calendar year and a forecast of the accruals for the month (no later than 15 days before the end of the last month of each calendar quarter). Notwithstanding the foregoing, the Company shall not be obligated under this section to provide information (i) that the Company reasonably determines in good faith to be confidential information which may not be disclosed under the terms of the Company Agreements; (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; or (iii) that the Company does not already prepare in the ordinary course of business and cannot reasonably prepare, as determined by the Company acting in good faith.

6.3	Reports under Exchange Act.

With a view to making available to Amazon the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit Amazon to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall: (i) make and keep available adequate current public information, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Listing Event; (ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and (iii) furnish to Amazon, so long as Amazon or its Affiliates owns any Registrable Securities, upon request (A) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (at any time after ninety (90) days after the Listing Event) and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); and (B) such other information as may be reasonably requested in availing Amazon or its Affiliates of any rule or regulation of the Commission that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

7.	ANTI-TAKEOVER PROVISIONS.

The Company shall not take any action that would prevent Amazon from exercising any of its rights under this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (a “Burdensome Action”), including by causing this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, to be subject to any requirements imposed by any Anti-Takeover Provisions or subject in any manner to any “poison pill” or similar shareholder rights plan, in each case the result of which would be to cause a Burdensome Action to occur, and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the Transaction Documents from any applicable Anti-Takeover Provisions, as now or hereafter in effect.

8.	WARRANT EVIDENCE

As evidence of the Warrants the Company shall either register the Warrants on a CSD account or issue Warrant Certificates as set out in the Warrant Terms. To the extent legally permissible, the Warrants shall be deemed issued in book-entry or dematerialized form and electronic evidence alone of the Warrants shall be sufficient for surrender upon any exercise hereunder. Without limiting the prior sentence, the Company shall issue to Holder a physical form of the Warrant Certificates upon written request of the Holder, and upon receipt by the Company of a letter from the Holder stating loss, theft, destruction, or damage of a physical form of the Warrant Certificates and the due cancellation thereof pursuant to Swedish law, the Company will execute and deliver to the Holder, without charge to or bond from Holder, a new identical Warrant Certificate in physical form.

9.	NOTICES OF RECORD DATE, ETC.

In the event of any corporate action requiring the Company to establish a record date for its shareholders, the Company will mail to the Holder, at least 10 Business Days prior to the earlier of the record date or such corporate action, a written notice specifying (a) the date on which any such event is to occur or such record is to be taken, (b) the amount and character of any share or other securities, or rights or warrants, proposed to be issued or granted, the date of such proposed issuance or grant, and the persons or class of persons to whom such proposed issuance or grant is to be offered or made, and (c) in reasonable detail, the facts, including the proposed date, concerning any other such event.

10.	RIGHT OF FIRST NOTICE

In the event the Company or the Key Shareholders initiates a process to explore, or becomes aware that the shareholders’ of the Company are to explore, a Change of Control or a Listing Event Change of Control (excluding the Listing Event announced by the Company on 12 November 2025), or to accept any offer from any person for, or enter into negotiations with any person with respect to, a Change of Control or a Listing Event Change of Control (each such proposed Change of Control or Listing Event Change of Control, and negotiations with respect thereto, a “Proposed Sale”), the Company will [***] provide to the Holder written notice thereof (a “Sale Notice”) at least 20 Business Days prior to entering into any definitive agreement, binding letter of intent, or binding exclusivity agreement with respect to such Proposed Sale, stating the terms and conditions of such Proposed Sale (but for the sake of clarity excluding the identity of any counterparty), and the Holder will have the right to enter into non-exclusive, good faith negotiations with the Company and the shareholders of the Company in respect of the Proposed Sale or another similar transaction. Subject to the limitations set out above, the Company and the Key Shareholders will not be permitted to enter into any definitive agreement, binding letter of intent, or binding exclusivity agreement with respect to such Proposed Sale before the expiration of such period.

11.	INVESTMENT INTENT

By accepting this Agreement, the Holder represents that it (a) is acquiring the Warrants for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, (b) understands that the Warrants and the Warrant Shares subject to the this Agreement have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and (c) is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

12.	EFFORT COVENANTS

12.1	Without prejudice to the terms and conditions hereof (including the remainder of this Section 12) and the other Transaction Documents, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or desirable under Applicable Law to carry out the provisions hereof and thereof and give effect to the transactions contemplated hereby and thereby. In furtherance and not in limitation of the foregoing, each of the Parties shall (i) subject to the provisions of this Section 12.1, including Section 12.4, use its commercially reasonable efforts to obtain as promptly as reasonably practicable and advisable (as determined in good faith by Amazon after consultation with the Company in accordance with the first sentence of Section 12.4) all exemptions, authorizations, consents, or approvals from, and to make all filings with and to give all notices to, all third parties, including any Governmental Entities, required in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including as may be required upon one or more exercises of Warrant Shares, and whether such approvals arise from Antitrust Laws or otherwise, or one or more sales of Warrant Shares), which, for the avoidance of doubt, shall include providing, as promptly as reasonably practicable and advisable, such information to any Governmental Entity as such Governmental Entity may request in connection therewith, and (ii) cooperate fully with the other party in promptly seeking to obtain all such exemptions, authorizations, consents, or approvals and to make all such filings and give such notices.

12.2	Without limiting the generality of the foregoing, as promptly as practicable after written notice from Amazon (but in the case of the HSR Act, no later than 10 Business Days after such written notice), and in any event no later than in accordance with established regulatory time frames, the parties shall (i) file any Notification and Report Forms required or advisable under the HSR Act with the Federal Trade Commission and the United States Department of Justice and (ii) file, make or give, as applicable, all other filings, requests, or notices required or advisable under any other Antitrust Laws, in each case with respect to the issuance of the Warrant Shares (the “Initial Filing Transaction”) (the filings, requests and notices described in the foregoing clauses (i) and (ii), collectively, the “Initial Antitrust Filings”). In addition, following the receipt of the Initial Antitrust Clearance, to the extent required or advisable by Applicable Law (including, for the avoidance of doubt, any Antitrust Law) in connection with any further issuance of Warrant Shares (in each case, whether in full or in part), the parties shall file, make, or give, as applicable, as promptly as reasonably practicable and advisable (as determined in good faith by Amazon after consultation with the Company in accordance with the first sentence of Section 12.4), any further filings, requests, or notices required under any Antitrust Laws, including the HSR Act. Without limiting the generality of the foregoing, each party shall supply as promptly as reasonably practicable to the appropriate Governmental Entities, and in any event no later than in accordance with established regulatory time frames, any information and documentary material that may be required under the HSR Act or any other Antitrust Laws. For purposes of this Agreement, the term “Initial Antitrust Clearance” as of any time means (x) prior to such time, the expiration or termination of the waiting period under the HSR Act and the receipt of all exemptions, authorizations, consents, or approvals, the making of all filings and the giving of all notices, and the expiration of all waiting periods, subject to any other Antitrust Laws, in each case to the extent required with respect to the Initial Filing Transaction, and (y) the absence at such time of any Applicable Law or order issued by any court of competent jurisdiction or other legal restraint or prohibition under any Antitrust Law, in each case that has the effect of preventing the consummation of any issuances of Warrant Shares.

12.3	Subject to the terms and conditions hereof (including the remainder of this Section 12) and the other Transaction Documents, and only to the extent required under the Antitrust Laws, each of the parties shall use its commercially reasonable efforts to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity, so as to enable the parties to give effect to the transactions contemplated hereby and by the other Transaction Documents in accordance with the terms hereof and thereof; provided, that notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, nothing in this Section 3.1 shall require, or be construed to require, any party or any of its Affiliates to agree to (and no party or any of its Affiliates shall agree to, without the prior written consent of the other parties): (i) sell, hold separate, divest, discontinue, or limit (or accept any conditions relating to, or changes or restrictions in, the operation of) any assets, businesses, or interests of it or its Affiliates (irrespective of whether or not such assets, businesses, or interests are related to, are the subject matter of, or could be affected by the transactions contemplated by the Transaction Documents); (ii) without limiting clause (i) in any respect, accept any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests that would reasonably be expected to adversely impact (x) the business of, or the financial, business, or strategic benefits of, the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses, or interests of it or its Affiliates; (iii) without limiting clause (i) in any respect, accept any modification or waiver of the terms and conditions of this Agreement or any of the other Transaction Documents that would reasonably be expected to adversely impact (x) the business of, or financial, business, or strategic benefits of, the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses, or interests of it or its Affiliates; or (iv) without limiting clause (i) in any respect, take any action that would materially impair the value to Amazon of the transactions contemplated hereby.

12.4	Amazon shall have the principal responsibility for devising and implementing the strategy (including with respect to the timing of filings) for obtaining any exemptions, authorizations, consents, or approvals required or advisable under the HSR Act or any other Antitrust Laws in connection with the transactions contemplated hereby and by the other Transaction Documents; provided, however, that Amazon shall consult in advance with the Company and shall give good faith consideration to the Company’s views regarding the overall antitrust strategy. Each of the parties shall promptly notify the other party of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of), any substantive communication that it or any of its Affiliates receives from any Governmental Entity, whether written or oral, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents, and to the extent reasonably practicable, permit the other party to review in advance any proposed substantive written communication by such party to any Governmental Entity and consider in good faith the other party’s reasonable comments on any such proposed substantive written communications prior to their submission. No party shall, and each party shall cause its Affiliates not to, participate or agree to participate in any substantive meeting or communication with any Governmental Entity in respect of the subject matter of the Transaction Documents, including on a “no names” or hypothetical basis, unless (to the extent practicable) it or they consult with the other party in advance, and to the extent practicable and permitted by such Governmental Entity, give the other party the opportunity to jointly prepare for, attend, and participate in such meeting or communication. The parties shall (and shall cause their subsidiaries and Representatives to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the matters described in this Section 12, including (x) furnishing to each other all information reasonably requested to determine the jurisdictions in which a filing or submission under any Antitrust Law is required or advisable, (y) furnishing to each other all information required for any filing or submission under any Antitrust Law, and (z) keeping each other reasonably informed with respect to the status of each exemption, authorization, consent, approval, filing, and notice under any Antitrust Law, in each case, in connection with the matters that are the subject of this Agreement or any of the other Transaction Documents. The parties shall provide each other with copies of all substantive correspondence, filings, or communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents; provided that such material may be redacted as necessary to (1) comply with contractual arrangements, (2) address good faith legal privilege or confidentiality concerns, and (3) comply with Applicable Law.

12.5	Subject to the other provisions of this Agreement, including in this Section 12, in the event that any arbitral, administrative, judicial, or analogous action, claim, or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or any other third party relating to or in connection with the transactions contemplated hereby or by any of the other Transaction Documents (“Transaction Litigation”), neither party shall be required to contest and resist any such Transaction Litigation or to seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation or implementation of the transactions contemplated hereby or by any of the other Transaction Documents. Upon either (i) the issuance of a non-appealable permanent Order that prohibits, prevents, or restricts consummation or implementation of the transactions contemplated hereby or by any of the other Transaction Documents, or (ii) a termination by Amazon under Section 15.5.1(ii) hereof, this Agreement and the Warrant shall immediately and automatically be terminated; provided, however, that the parties hereto agree to cooperate with each other to execute and deliver any further instruments or documents and to take all such further action (1) to make Amazon economically the same as if the Warrant had not terminated, including, without limitation, providing for the benefit of Amazon’s vesting under the Warrant that occurred prior to such automatic termination, and (2) with respect to unvested Warrant Shares, to preserve for Amazon the effect of vesting pursuant to Section 1.2 occurring after such automatic termination, assuming such vesting pursuant to Section 1.2 occur. Each party shall keep the other party reasonably informed with respect to any Transaction Litigation unless doing so would reasonably be likely to jeopardize any privilege of such party regarding any such Transaction Litigation (subject to such party using commercially reasonable efforts to develop and implement, and cooperating in good faith with the other party in developing and implementing, reasonable alternative arrangements to provide such other party with such information). Subject to the immediately preceding sentence, each party shall promptly advise the other party orally and in writing in connection with, and shall consult with each other with respect to, any Transaction Litigation and shall in good faith give consideration to each other’s advice with respect to such Transaction Litigation.

In the event of Transaction Litigation where a party hereto or its Affiliates is a named defendant and the other party hereto or its Affiliates is either (i) not a named defendant, or (ii) a named defendant with respect to aiding and abetting the named defendant (“Specified Defendant”), the party who is or its Affiliates are a named defendant shall indemnify and reimburse the Specified Defendant for its Losses incurred in connection with such Transaction Litigation; provided that, in the case of any Transaction Litigation which arises under the HSR Act or any of the Antitrust Laws, each party hereto shall bear its own Losses.

12.6	As promptly as practicable following the date hereof, the Company shall adopt such amendments and take such further actions and do or cause to be done all things necessary, proper, or advisable under Applicable Law to prevent the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby from constituting a “change in control,” “change of control,” or other similar term under any Company Benefit Plan.

12.7	Notwithstanding anything herein to the contrary, from and after the earlier of (i) the exercise of the Warrant in full and (ii) the expiration, termination, or cancellation of the Warrant without the Warrant having been exercised in full, no Party shall have any further obligations under this Section 12; provided, that this Section 12.8 shall in no way relieve any party with respect to any breach by such party of this Section 12 prior to such time.

13.	PUBLIC ANNOUNCEMENTS

13.1	The Parties acknowledge that the Company’s initial announcement of the transactions contemplated by this Agreement and the other Transaction Documents to customers, suppliers, investors, employees, and otherwise (the “Initial Announcement”) and the timing thereof has been agreed by the Parties, including a press release and filing under Rule 425 under the Securities Act and, to the extent that the Company is subject to Exchange Act reporting obligations, a Form 6-K, in each case, to be filed by the Company promptly after the date hereof with this Agreement and the Warrant as exhibits thereto (but for the sake of clarity excluding any agreements related to the Commercial Agreements) but redacted as has been agreed by the Parties (the “Form 6-K”). Other than the transmission of the Initial Announcement at the time mutually agreed upon by the Parties and filing of the Form 6-K, except as required by the Commercial Agreements, Applicable Law or by the rules or requirements of any stock exchange on which the securities of a party are listed, no Party shall make, or cause to be made, or permit any of its Affiliates to make, any press release or public announcement or other similar communications in respect of the Transaction Documents or the transactions contemplated thereby without prior written consent (not to be unreasonably withheld, conditioned, or delayed) of the other party, to the extent such release, announcement, or communication relates to the transactions contemplated hereby or by any of the other Transaction Documents. Notwithstanding the foregoing, no party shall be required to receive the consent of the other party to any release, announcement, or communication (including any filing required to be made under the Exchange Act or the Securities Act) to the extent such release, announcement, or communication includes information (i) with respect to the transactions contemplated hereby or by any of the other Transaction Documents that is substantially the same as the Initial Announcement, provided that such release, announcement, or communication follows the Initial Announcement; (ii) that is substantially the same as releases, announcements, or other communications previously consented to by the other party in accordance with this Section 13; (iii) that is required to be disclosed under IFRS; (iv) that has previously been released by either of the parties hereto in respect of the transactions contemplated hereby or the Transaction Documents without any violation of the terms of this Agreement; or (v) as may be required in connection with any Form 4, Schedule 13D, Schedule 13G, Form 6-K, Form 20-F, Schedule 14A, or other disclosure required by the Commission, the Principal Trading Market, or other Governmental Entity to be made by Amazon or the Company in connection with the transactions contemplated by the Transaction Documents. Notwithstanding the preceding sentence, to the extent any disclosure (including communications with investors and analysts) relates to the Transaction Documents or any transaction contemplated thereby and contains any information not included with the Initial Announcement or releases, announcements, or other communications previously consented to by the other party in accordance with this Section 13.1 or that has previously been released by either of the parties hereto in respect of the transactions contemplated hereby or the Transaction Documents without any violation of the terms of this Agreement, such disclosure shall be subject to: (A) the prior consent of the other party (unless it is required to be in such form under Applicable Law), which shall not be unreasonably withheld, conditioned, or delayed, and (B) a reasonable opportunity to propose revisions by the other party, and which revisions such party shall make absent a reasonable basis for objection (and shall provide the other party prompt notice of any such objection and the basis therefor and a reasonable opportunity to consider and discuss such objection).

13.2	Without limiting the foregoing, in recognition of the importance to the Company and Amazon of taking appropriate steps to maintain the confidentiality of agreements between the parties from the parties’ customers, competitors, and suppliers, in the event that the Company is requested by the Commission, the Principal Trading Market, or any other regulatory body or stock exchange (the Commission, the Principal Trading Market, and each such other regulatory body or stock exchange, a “Disclosure Agency”), or legally required to file or otherwise submit any agreement to which Amazon is a party other than this Agreement and the Warrant (each a “Disclosable Agreement”), or any excerpt from, summary of, or information relating to any Disclosable Agreement with or to a Disclosure Agency, the filing or submission of which involves or could result in public disclosure of such Disclosable Agreement or excerpt therefrom, summary thereof, or information relating thereto, the Company will (1) promptly notify Amazon of such request or requirement to file or otherwise submit the Disclosable Agreement or any excerpt therefrom, summary thereof, or information relating thereto and any applicable deadline for making such filing or submission, (2) use reasonable efforts to persuade the Disclosure Agency that the Company is not required to file or otherwise submit the Disclosable Agreement in connection with Applicable Laws, and, to the extent such efforts are not successful, (3) provide Amazon with a reasonable opportunity to request (i) a redaction of any information in the Disclosable Agreement or excerpt therefrom, summary thereof, or information relating thereto (in addition to any redactions proposed by the Company) prior to filing or submitting such Disclosable Agreement, excerpt therefrom, summary thereof, or information relating thereto, and (ii) if requested or required by the Disclosure Agency, the submission of one or more confidential treatment requests in support of such redactions with such arguments as requested by Amazon, including in response to any comments or requests for information issued by the applicable Disclosure Agency, to which, in each case, the Company shall agree absent a reasonable basis for objection (and shall provide Amazon prompt notice of any such objection and the basis therefor and a reasonable opportunity to consider and discuss such objection with the Company), (4) provide Amazon (i) with copies of any comments and all other communications received from the applicable Disclosure Agency with respect to the Disclosable Agreement or confidential treatment thereof (including a reasonable summary of any oral communications or other comments received other than in writing) as promptly as reasonably practicable and (ii) with the Company’s proposed response to such comments at least three Business Days before such response is submitted to the applicable Disclosure Agency, and (5) provide Amazon with a reasonable opportunity to propose revisions within such time period to such proposed response as requested by Amazon, and which revisions the Company shall make absent a reasonable basis for objection (and shall provide Amazon prompt notice of any such objection and the basis therefor and a reasonable opportunity to consider and discuss such objection with the Company), and as applicable, use its commercially reasonable efforts in responding to any such comments in order to pursue assurance that confidential treatment will be granted. The Company will not file any Disclosable Agreement, any excerpt therefrom, summary or portion thereof, or information relating thereto with any Governmental Entity or regulatory body, including any Disclosure Agency, or disclose any other confidential and/or commercially sensitive information in any manner, except to the extent (i) permitted above, or (ii) the Company determines in good faith based on the written advice of outside counsel that making such filing or submission without adhering to the requirements set forth above is necessary to comply with Applicable Law. Notwithstanding anything in Section 15.5 of this Agreement to the contrary, the provisions of this Section 13.2 will survive for so long as any Commercial Agreements remain in effect.

14.	LEGENDS

14.1	Amazon (for itself and on behalf of the Holder) agrees that all book-entry electronic instruments representing the Warrant and the Warrant Shares shall bear any legend that is required by the “blue sky” laws of any state and a restrictive legend substantially to the following effect, if applicable:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNDER AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED IN CONNECTION WITH AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF February 20, 2026, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM NV INVESTMENT HOLDINGS LLC, A [_____], A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

14.2	Following (a) at Amazon’s request, the Company obtaining at its own cost an opinion of counsel from a nationally recognized law firm, or (b) Amazon presenting the Company at Amazon’s own cost with an opinion of counsel from a nationally recognized law firm reasonably satisfactory, in form and substance, to the Company, in each case for (a) or (b) that the Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall, at Amazon’s option, either (i) promptly issue a book entry representing such Warrant Shares that shall not contain such portion of the above legend that is no longer applicable, or (ii) at the Company’s sole expense, including that of its transfer agent and for prompt processing, if applicable, shall promptly instruct its transfer agent to use The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program to credit such aggregate number of Warrant Shares to which the holder of the Warrant Shares is entitled in accordance with such exercise to such holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian (“DWAC”) system; provided that the holder of such Warrant Shares surrenders to the Company the previously issued book entries or other instruments. Notwithstanding the foregoing, once any Warrant Shares are registered under the Securities Act, and in the absence of any applicable prospectus delivery requirements, the Company shall promptly cooperate with Amazon, at the Company’s sole expense, including that of its transfer agent and for prompt processing, if applicable, to have such Warrant Shares deposited via DWAC with such holder’s or its designee’s balance account with DTC.

15.	MISCELLANEOUS

15.1	Certain Definitions

For purposes of this Agreement:

a)	“Affiliate” means, as to any person, any person that directly or indirectly controls, is controlled by, or is under common control with that person. Solely for purposes of this definition, the term “control” when used with respect to any person shall mean the power to direct the management or policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

b)	“Aggregate Consideration” means, in respect of an issuance of shares of ordinary shares of the Company (or Convertible Securities) as set forth in Section 5.1.2, an amount equal to the sum of the gross offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such ordinary shares and Convertible Securities, plus the aggregate amount, if any, payable upon conversion of any such Convertible Securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such Convertible Securities are convertible at such time)).

c)	“Aggregate Exercise Price” means the Exercise Price multiplied by the aggregate of all Warrant Shares, which may, at the date of this Agreement, be issued to Amazon and/or any of its Affiliates upon exercise of the Warrant.

d)	“Amazon” means Holder, Amazon.com, Inc., or any of their respective Affiliates.

e)	“Applicable Law” means, with respect to any person, any federal, national, state, local, municipal, international, multinational, or SRO or Governmental Entity statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law and rules of stock exchanges), regulation, ordinance, treaty, order, permit, authorization, or other requirement applicable to such person, its assets, properties, operations, or business.

f)	“Anti-Takeover Provisions” means the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder, or similar Applicable Law (including, without limitation, Section 203 of the Delaware General Corporation Law) and any potentially applicable provision of the Company’s Organizational Documents.

g)	“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local, domestic, foreign, or supranational laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or that provide for review of merger control or foreign investment.

h)	“Beneficial Ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act.

i)	“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization, or similar extraordinary transaction (which may include a reclassification) involving the Company.

j)	“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Stockholm, Sweden or Seattle, Washington are authorized or required by Applicable Law to remain closed.

k)	“Change of Control” means (i) prior to the consummation of a Listing Event or a de-SPAC Transaction, (A) any consolidation, merger, reorganization, or similar transaction involving the Company or its subsidiaries pursuant to which the Company’s shareholders immediately prior to such transaction own, immediately after such transaction, less than 50% of the voting securities of the surviving entity, (B) any transaction or series of related transactions in which a person, or a group of related persons, acquires from shareholders of the Company shares representing more than 50% of the outstanding voting power of the Company (other than any internal reorganizations), or (C) the sale, lease, exclusive license, or other transfer, in any transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries and (ii) following the consummation of a Listing Event or a de-SPAC Transaction, (A) any transaction or series of related transactions as a result of which any Person or Group (excluding Amazon or any of its subsidiaries) acquires Beneficial Ownership, whether directly or indirectly, of more than 35% of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company, (B) any transaction or series of related transactions in which the stockholders of the Company immediately prior to such transaction or series of related transactions cease to Beneficially Own, directly or indirectly, at least 65% of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company or in the surviving or resulting entity of such transactions; provided that this clause (B) shall not apply if: (I) such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Securities of the Company and (II) such acquisition does not result in any Person or Group that Beneficially Owns, directly or indirectly, a greater percentage of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company than Holder or its Affiliates, (C) any Business Combination, as a result of which at least 35% ownership of the Company is transferred to another person or group (excluding Amazon or any of its subsidiaries), (D) individuals who constitute the Continuing Directors, taken together, ceasing for any reason to constitute at least a majority of the Board of the Company, (E) any sale, lease, exchange, transfer, license, or disposition of a business, deposits, or assets that constitute 35% or more of the consolidated assets, business, net sales, net income, assets, or deposits of the Company, or (F) any transaction or series of related transactions as a result of which the ordinary share is no longer traded on an internationally recognized trading market or the Public Float of the Company constitutes less than 35.1% of the outstanding ordinary shares of the Company.

l)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

m)	“Commercial Agreement” means the Amazon Relay Carrier Terms of Services to which the Company agreed, effective August 21, 2024, concerning the provision of carrier Services by the Company to Amazon Logistics, Inc or (the “Agreement”), as amended by that certain Amendment One, effective September 12, 2024, entered into by and between the Parties (“Amendment One”), and by that certain Amendment Two, effective December xx, 2025, entered into by and between the parties (“Amendment Two”), as well as any subsequent amendments or work orders and any other agreement (including purchase and work orders) with Amazon for products or services provided by the Company (including its affiliates).

n)	“Company Agreements” means the agreements between the Company and its shareholders (including the Shareholders’ Agreement and any agreement entered into in connection with a purchase or subscription of equity by the Holder in any subsequent financing) as of the Issue Date.

o)	“Commission” means the U.S. Securities and Exchange Commission.

p)	“Continuing Directors” means the directors of the Company on the date hereof and each other director, if, in each case, such other director’s nomination for election to the Board of the Company is either recommended by more than 50% of the directors of the Company as of the date of such other director’s nomination for election to the Board of the Company or by more than 50% of the members of the Governance and Nominating Committee of the Board of the Company.

q)	“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto.

r)	“Equity Securities” means any and all (i) shares, interests, participations, or other equivalents (however designated) of capital stock or other voting securities of a corporation and any and all equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations, or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such person, (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

t)	“Fair Market Value” of a Warrant Share means:

(i)	if shares of the same class as the Warrant Shares are traded on an exchange or an over-the-counter market, the average of the closing price for the five Business Days immediately preceding the date of net issuance exercise;

(ii)	if the net issuance exercise is in connection with a Change of Control or a de-SPAC Transaction, the value of the consideration to be received pursuant to such Change of Control or de-SPAC transaction by the Holder for one Warrant Share assuming the vested portion of the Warrants (after any acceleration of the Warrants in connection with such Change of Control) is cash exercised in full immediately prior to such Change of Control; and

(iii)	if neither of the above clauses applies, the Fair Market Value will be the price for a share of the same class as the Warrant Shares that the Company could obtain from an arms’-length buyer who is not a current or former employee, officer, or director of the Company or its Affiliates (such price to be exclusive of any control or other similar premium), as determined in good faith by the Company’s board of directors (or equivalent governing body). The Company will promptly provide the Holder a written summary of such determination.

u)	“Governmental Entity” means any federal, national, state, local, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, judicial or administrative body, official, tribunal, or other instrumentality of any government, whether federal, state, local, domestic, foreign, or arbitrator or SRO.

v)	“group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

w)	“Holder” means Amazon.com NV Investment Holdings LLC.

x)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

y)	“Issue Date” means the date of the Company’s resolution to issue the Warrants.

z)	“Listing Event” means any of the following: (i) the closing of the Company’s initial public offering of securities or direct listing of the Company’s securities pursuant to an effective registration statement filed under the Securities Act; (ii) the registration of the Company’s securities under Section 12 of the Exchange Act in connection with its initial public offering; (iii) the closing of the Company’s initial public offering, or the listing of the Company’s shares, on a stock exchange outside of the United States; or (iv) or the occurrence of any other event that results in all or any portion of the Warrant Shares becoming a class of “equity security,” as such term is defined in Rule 13d-1(i) under the Exchange Act, including any merger or other transaction involving a special purpose acquisition company which results in the shares of the same class as the Warrant Shares being converted into or exchanged for publicly-traded securities. For the avoidance of doubt, a Listing Event will not be deemed to constitute a Change of Control.

aa)	“Losses” means all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges, and amounts paid in settlement.

bb)	“Market Price” means, with respect to the Company’s ordinary shares or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the ordinary shares or of such other security, as applicable, on the Principal Trading Market on such day (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc., or if neither is available, by another authoritative source mutually agreed by the Company and the Holder). If the ordinary shares or such other security, as applicable, is not listed on the Principal Trading Market as of any date of determination, the Market Price of the ordinary shares or such other security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the ordinary shares or such other security, as applicable, is so listed or quoted or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the ordinary shares or such other security, as applicable, is so listed or quoted, or if the ordinary share or such other security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the ordinary shares or such other security, as applicable, in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or if that bid price is not available, the Market Price of the ordinary shares or such other security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the ordinary shares or such other security (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc., or if neither is available, by another authoritative source mutually agreed by the Company and the Holder). To determine the Market Price of the ordinary shares or any such other security, as applicable, on the Trading Day preceding, on, or following the occurrence of an event, (a) that Trading Day shall be deemed to commence immediately after the regularly scheduled closing time of trading on the applicable exchange, market or organization, or if trading is closed at an earlier time, such earlier time and (b) that Trading Day shall end at the next regularly scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. (New York City time), and the specified event occurs at 5:00 p.m. (New York City time) on that day, the Market Price would be determined by reference to such 4:00 p.m. (New York City time) closing price).

cc)	“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement or comparable documents, (c) with respect to any person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

dd)	“Payments” the total aggregate amount of fees and other amounts paid to the Company or any of its affiliates by or on behalf of Amazon.

ee)	“person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity, or governmental or regulatory authority.

ff)	“Principal Trading Market” means the trading market on which the ordinary shares of the Company, or any successor security thereto, is primarily listed and quoted for trading, and which, as of the Issue Date is the New York Stock Exchange.

gg)	“Public Float” means the number of Equity Securities held by shareholders of the Company other than (a) shareholders who Beneficially Own more than ten percent of all outstanding ordinary shares of the Company, (b) directors or executive officers of the Company and any members of their immediate family, and (c) Affiliates of the Company.

hh)	“Public Mention” the first to occur of: (i) any public communication, statement, disclosure, announcement, or reference (whether direct or indirect) by or on behalf of the Company, its affiliates, or any of their respective officers, directors, employees, agents, or representatives regarding any actual or potential business relationship, agreement, or commercial arrangement with Amazon; (ii) any third-party communication about such relationship, agreement, or arrangement that is authorized, facilitated, or encouraged by the Company; or (iii) any public communication by Amazon regarding any business relationship with the Company. A Public Mention may only be made by each of the Parties in accordance to the provisions of the Commercial Agreements, and vesting will be subject to compliance with such provisions. Notwithstanding the foregoing, any disclosure required by applicable securities laws or regulations in connection with a Listing Event shall not constitute a Public Mention, provided that such disclosure is limited to what is legally required or required under applicable stock market rules. Furthermore, the registration of the Warrant Terms with the Swedish Companies Registration Office shall not constitute a Public mention.

ii)	“Registrable Securities” means any and all (i) Warrant Shares (whether vested or unvested), (ii) other stock or securities that Amazon or its subsidiaries may be entitled to receive, or will have received, in accordance with its ownership of the Warrants or Warrant Shares, in lieu of or in addition to the Company’s ordinary shares, and (iii) Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) or (ii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation, or other reorganization. For purposes of this Agreement, a person shall be deemed to be a Holder of Registrable Securities whenever such person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

jj)	“Reporting Company” means a company that is required to file periodic reports with the Commission under Sections 12, 13, or 15(d) of the Exchange Act.

kk)	“Repurchases” means any transaction or series of related transactions to acquire, by purchase or otherwise, Equity Securities of the Company or any of its subsidiaries by the Company or any subsidiary thereof, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), open market transactions, private negotiated transactions or otherwise, and in each case, whether for cash, Equity Securities of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property or assets (including Equity Securities, other securities or evidences of indebtedness of a subsidiary), or any combination thereof.

ll)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

mm)	“SRO” means any (i) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) other United States or foreign securities exchange, futures exchange, commodities exchange, or contract market, or (iii) other securities exchange.

nn)	“Trading Day” means a day on which the Principal Trading Market is open for trading.

oo)	“Transaction Documents” means collectively this Agreement, the Commercial Agreement, the Warrant, and any other certificate, exhibit, or agreement delivered by or entered into by and among the parties and/or their respective subsidiaries on the date hereof in connection with the transactions contemplated hereby or thereby, in each case, as amended, modified, or supplemented from time to time in accordance with their respective terms.

15.2	No Shareholder Rights or Liabilities

Prior to Subscription, the Warrants will not entitle the Holder to any voting rights or other rights as a shareholder of the Company other than as set forth in this Agreement. In no event will the Holder have any liability hereunder, other than the consideration payable upon exercise of the Warrants pursuant to the Warrant Terms.

15.3	Notices

Any notice under the terms of the Agreement will be given in writing and will be sent by email, nationally or internationally recognized overnight courier service, certified mail (return receipt requested), or receipted facsimile to the other party at the address below. A party may change its notice address by giving notice in accordance with this Section.

If to the Holder: Amazon.com NV Investment Holdings LLC c/o Amazon.com, Inc. P.O. Box 81226 Seattle, WA 98108-1226 Email: [***] Fax: [***] Attn: General Counsel

If to the Company: to the address set forth below the Company’s signature at the end of this Warrant.

Einride AB (publ)

Stadsgården 6,

116 45 Stockholm, Sweden

Email: legal@einride.tech

Attn: General Counsel

15.4	Amendments and Waivers

Any term of the Agreement relating to the Warrant may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder, or in relation to Section 3.2 only by such party against whom such amendment or waiver is sought to be enforced. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

15.5	Termination

15.5.1	This Agreement may be terminated at any time:

(i)	with the prior written consent of each of Amazon and the Company; or

(ii)	by Amazon if the Initial Antitrust Clearance shall not have been obtained on or prior to the date that is three months after the latest date of the Initial Antitrust Filings.

15.5.2	In the event of termination of this Agreement as provided in this Section 15, this Agreement (other than Section 3 (Representations and Warranties), Section 12.6, Section 13 (Public Announcements), Section 15.8 (Expenses), Section 14 (Legend) (to the extent any Warrant Shares have been issued prior to termination), Section 6.2 (Information), Section 6.1 (Registration), Section 15.1 (Definitions) (to the extent relevant for any other surviving Sections), and the remaining subsections of Section 15 (Miscellaneous), each of which shall survive any termination of this Agreement) shall forthwith become void and there shall be no liability on the part of any party, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

15.6	Transfer; Successors and Assigns

This Agreement and all rights hereunder are transferable by the Holder, in whole or in part, (a) to any Affiliate of the Holder, or (b) to any non-Affiliate of the Holder with the prior written consent of the Company (not to be unreasonably withheld or delayed), in each case upon surrender of this Agreement and any Warrant Certificate properly endorsed or accompanied by written instructions of transfer attached as Exhibit D hereto, and the Company will issue new warrants reflecting such transfer but otherwise identical to the Warrants. The Company may not assign this Agreement or its obligations under this Agreement without the prior written consent of the Holder. Prior to the consummation of a Listing Event or a de-SPAC Transaction, in the event that a Key Shareholder divests any of such Key Shareholder’s shares in the Company, the purchaser of such shares shall adhere to this Agreement in the capacity of Key Shareholder. Prior to the consummation of a Listing Event or a de-SPAC Transaction, in the event that a Key Shareholder divests a part of its shares in the Company to one or several purchasers, such purchaser or purchasers shall adhere to this Agreement as Key Shareholders together with the existing Key Shareholders. Prior to the consummation of a Listing Event or a de-SPAC Transaction, in no event shall a divestment or transfer by any Key Shareholder result in the Key Shareholders under this Agreement holding less than their holding on the date of this Agreement of the total number of shares in the Company. The terms and conditions of this Agreement will inure to the benefit of, and be binding on, the respective successors and permitted assigns of the Company and the Holder, respectively.

15.7	U.S. Income Tax Treatment

The Holder and the Company acknowledge that the Warrants are not being issued in connection with the performance of services within the meaning of Section 83 of the Code, the Holder will control the valuation of the Warrants for all relevant US tax purposes, and the issuance of the Warrants represents a closed transaction for US income tax purposes. The parties will not take a position on any US income tax return inconsistent with the foregoing sentence.

15.8	Expenses

Unless otherwise provided in any Transaction Document, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

15.9	Headings; Construction

The headings in this Agreement are for purposes of reference only and will not limit or otherwise affect the meaning of any provision of this Agreement. The words “include” and “including” will be deemed in each case to be followed by the words “without limitation.” In case of a discrepancy between any term or obligation between this Agreement and the Warrant Terms, or between this Agreement and any Company Agreements, the terms and obligations under this Agreement shall prevail.

15.10	Limitation of Liability

Notwithstanding anything to the contrary contained in this Agreement: (i) the maximum amount of Losses which may be recovered from Amazon and its Affiliates arising out of or relating to this Agreement shall be limited to an amount equal to the Aggregate Exercise Price and (ii) any Losses which may be recovered from Amazon and its Affiliates arising out of or relating to this Agreement shall not include consequential, indirect, punitive, or special damages.

15.11	Specific Performance

The Parties agree that failure of any Party to perform its agreements and covenants hereunder, including a Party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other Party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the Parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, this being in addition to any other remedies to which the Parties are entitled at law or equity.

16.	ADHERENCE TO SHAREHOLDERS’ AGREEMENT; DRAG-ALONG TRANSACTION

16.1	Prior to the consummation of a Listing Event or a de-SPAC Transaction, upon exercise in whole or in part of the Warrants, the Holder will become a party to the amended and restated Shareholders’ Agreement, except that:

16.1.1	the Holder will not be bound by or subject to any term in the Shareholders’ Agreement that would (i) in any way, directly or indirectly, restrict, limit, impair, or restrain, or impose any requirement in respect of, the conduct and operation of the businesses of Amazon.com, Inc. or its Affiliates, or permit any restriction, limitation, impairment, or restraint on, or the imposition of any requirement in respect of, the conduct and operation of the businesses of Amazon.com, Inc. or its Affiliates or (ii) restrict the Holder from transferring any Warrant Shares to Amazon.com, Inc. or any of its Affiliates

16.1.2	in the event that the Shareholders’ Agreement contains a drag-along right with respect to a sale of the Company binding on the Holder with respect to its Warrant Shares, such drag-along right will be subject to the following requirements: (1) all Warrant Shares held by the Holder are entitled to receive the same form and amount of consideration with respect to such shares upon consummation of the proposed transaction (the “Drag-Along Transaction”) as all other holders of shares of the same class as the Warrant Shares are entitled to receive with respect to their shares upon consummation of the Drag-Along Transaction; (2) any representations and warranties to be made by the Holder in connection with the Drag-Along Transaction are limited to representations and warranties related to authority, ownership of the Warrant Shares held by the Holder and the ability to convey title to such Warrant Shares; (3) the Holder will not be required to enter into any indemnity agreement or otherwise be liable for the inaccuracy or breach of any representation or warranty made by any other person in connection with the Drag-Along Transaction, (4) the Holder’s aggregate liability in connection with the Drag-Along Transaction, including with respect to any inaccuracy or breach of any representations and warranties, covenants or other agreements made by the Holder in connection with the Drag-Along Transaction, will be capped at the Holder’s net proceeds actually received in such Drag-Along Transaction; (5) the Holder will not be required to enter into any covenant, obligation, or release, except, in the case of a release, solely to the extent the release is limited to claims arising in the Holder’s capacity as a stockholder of the Company; (6) the Drag-Along Transaction will have been approved by the board of directors or equivalent governing body of the Company; (7) all other equityholders of the Company will have agreed to participate in such Drag-Along Transaction on terms no more beneficial to them than those set forth in this Section 16.1.2; and (8) the Company shall have complied with its obligations under this Section 16.

17.	Governing Law; Severability; Jurisdiction; Venue;

17.1	This Agreement will be governed by the laws of England and Wales, except that matters of corporate law relating to the permissibility and interpretation of features of the Warrants shall be governed by the laws of Sweden, without reference to its conflict of law rules. Unless otherwise agreed by the parties, any dispute arising out of or relating to this Agreement will be resolved by arbitration administered by the London Court of International Arbitration (the “LCIA”) in accordance with the LCIA Arbitration Rules in force at the time of the arbitration. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The fees and expenses of the arbitrators and the administering authority, if any, will be paid in equal proportion by the parties. The parties will pay their own attorneys’ fees and expenses. If any Section or provision of this Agreement or the Warrants is found or held to be illegal, invalid, or unenforceable, the remainder of this Agreement will be valid and enforceable and the parties in good faith will negotiate a substitute, valid, and enforceable provision that most nearly effects the parties’ intent in entering into this Agreement and the economic benefits and attributes of the Warrants.

EXECUTION PAGES

The Agreement has been prepared in three (3) identical execution copies. The Company and the Holder each receive one (1) execution copy and a representative of the Key Shareholders receives one (1) execution copy.

Executed on the date as first mentioned above.

EINRIDE AB (PUBL)

BY:	/s/ Roozbeh Charli
NAME:	Roozbeh Charli
TITLE:	CEO

ADDRESS: Stadsgården 6, 116 45 Stockholm, Sweden CEO

KEY SHAREHOLDERS

Each executes this Agreement by signing under his name in Schedule 1

AMAZON.COM NV INVESTMENT HOLDINGS LLC

BY:	/s/ John McKlveen
NAME:	John McKlveen
TITLE:	Authorized Signatory
DATE:	February 20, 2026

Schedule 1

KEY SHAREHOLDERS

[***]

CAPITAL RESEARCH AND MANAGEMENT
COMPANY, FOR AND ON BEHALF OF CERTAIN
FUNDS MANAGED OR ADVISED BY IT OR ITS
AFFILIATES:

SMALLCAP WORLD FUND, INC.;
THE GROWTH FUND OF AMERICA;
AMERICAN FUNDS INSURANCE SERIES GROWTH FUND; AND
CAPITAL GROUP GROWTH FUND OF AMERICA TRUST (US)

BY:	/s/ Erik A. Vayntrub
NAME:	Erik A. Vayntrub
TITLE:	Authorized Signatory

EQT VENTURES II INVESTMENTS SARL

BY:	/s/ Michael Kusmirek
NAME:	Michael Kusmirek
TITLE:	Manager

BY:	/s/ Francesco Salemme
NAME:	Francesco Salemme
TITLE:	Manager

EQT VENTURES III S.A.R.L. SICAF-RAIF
ACTING IN RESPECT OF ITS COMPARTMENTS
EQT VENTURES III S.A.R.L. SICAF-RAIF - NORDIC BEAR
AND EQT VENTURES III S.A.R.L. SICAF-RAIF – NORID BEAR II,
REPRESENTED BY EQT FUND MANAGEMENT S.A.R.L.,
ITSELF REPRESENTED BY:

BY:	/s/ Sara Huda
NAME:	Sara Huda
TITLE:	Manager

BY:	/s/ Christiaan Snyders
NAME:	Christiaan Snyders
TITLE:	Manager

NORTHZONE GROWTH II L.P.

BY:	/s/ Emma Syvret
NAME:	Emma Syvret
TITLE:	Director, NZ Growth II (GP) Limited as general partner of NZ Growth II GP L.P. as general partner

Sch. 1-1

NORTHZONE IX, L.P. ACTING BY ITS GENERAL PARTNER NZ IX GP L.P., ACTING BY ITS GENERAL PARTNER NZ IX (GP) LIMITED

BY:	/s/ Will Taylor
NAME:	Will Taylor
TITLE:	Director

NZ IX NETWORK INVESTORS, L.P. ACTING BY ITS GENERAL PARTNER NZ IX GP L.P., ACTING BY ITS GENERAL PARTNER NZ IX (GP) LIMITED

BY:	/s/ Will Taylor
NAME:	Will Taylor
TITLE:	Director

JB NORID FUND I SCSP

BY:	/s/ Marius Muresan
NAME:	Marius Muresan
TITLE:	Manager

NORDICNINJA FUND II SCSP

BY:	/s/ Marius Muresan
NAME:	Marius Muresan
TITLE:	Manager

STOCKHOLMSNORRSKENET CO-INVESTMENT 1 AB

BY:	/s/ Tove Larsson
NAME:	Tove Larsson
TITLE:	General Partner

BY:	/s/ Agate Freimane
NAME:	Agate Freimane
TITLE:	GP

STOCKHOLMSNORRSKENET FOUNDERS FUND AB

BY:	/s/ Tove Larsson
NAME:	Tove Larsson
TITLE:	General Partner

BY:	/s/ Agate Freimane
NAME:	Agate Freimane
TITLE:	GP

Sch. 1-2

STOCKHOLMSNORRSKENET CO-INVESTMENT 3 AB

BY:	/s/ Tove Larsson
NAME:	Tove Larsson
TITLE:	General Partner

BY:	/s/ Agate Freimane
NAME:	Agate Freimane
TITLE:	GP

NVC FUND 1 AB

BY:	/s/ Tove Larsson
NAME:	Tove Larsson
TITLE:	General Partner

BY:	/s/ Agate Freimane
NAME:	Agate Freimane
TITLE:	GP

NAVISALMA AB

BY:	/s/ Robert Falck
NAME:	Robert Falck
TITLE:	CEO

ROBERT FALCK

/s/ Robert Falck
NAME:	Robert Falck

LINNEA KORNEHED FALCK

/s/ Linnea Kornehed Falck
NAME:	Linnea Kornehed Falck

Sch. 1-3

Exhibit A

Warrant Terms Placeholder
[Attached separately]

A-1

Exhibit B

NOTICE OF EXERCISE

To:	Einride AB (the “Company”)
Address: ______________

The undersigned hereby irrevocably elects to exercise the attached Warrant as follows:

subscribe for ___________ Warrant Shares pursuant to the terms of the attached Warrant, for an aggregate exercise price of $ ___________.

net issuance exercise with respect to ___________ Warrant Shares pursuant to the terms of the attached Warrant, for such number of shares of equity of the Company as is determined pursuant to Section [1.4 ]of the attached Warrant.

The undersigned requests that certificates for such shares be issued in the name of and delivered to the address of the undersigned, at the address stated below and, if such shares are not all the shares that may be issued pursuant to the attached Warrant, that a new Warrant evidencing the right to purchase the balance of such shares be registered in the name of, and delivered to, the undersigned at the address stated below.

☐	Balance shares for new Warrant to be issued:

Dated:

☐

Name of Holder of Warrant:
(please print)

Address:

Signature:

B-1

Exhibit C

COMPANY CAPITALIZATION AS OF ISSUE DATE

C-1

Exhibit D

ASSIGNMENT

For value received the undersigned sells, assigns, and transfers to the transferee named below the attached Warrant, together with all right, title, and interest, and does irrevocably constitute and appoint the transfer agent of the Company as the undersigned’s attorney, to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Name of Company:

Dated:

Name of Holder of Warrant:
(please print)

Address:

Signature:

Name of transferee:
(please print)

Address of transferee:

D-1

Schedule 6.2.2(ii)

1. Basic Financial Information and Reporting.

A. As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, the Company shall furnish Holder with a balance sheet and equity capitalization table of the Company, as of the end of such fiscal year, a statement of income, a statement of stockholders’ equity, and a statement of cash flows of the Company and accompanying notes to the financial statements, for such year, all audited and prepared in accordance with U.S. GAAP consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by an audit report and opinion thereon by independent public accountants of national standing selected by the Board of the Company.

B. The Company shall furnish to Holder as soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a balance sheet and equity capitalization table of the Company as of the end of each such quarterly period and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with U.S. GAAP consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. In order to facilitate Amazon’s compliance with its public reporting requirements, the Company shall deliver the financial statements described in this Schedule 6.2.2(ii) to Holder, together with a certification that, to the Company’s knowledge, (i) such interim financial statements are fairly stated, in all material respects, in accordance with U.S. GAAP for the periods presented, applied on the same basis as the Company’s audited financial statements as of and for the most recent fiscal year end and reflect all adjustments necessary for a fair presentation of the interim financial statements, subject to the exceptions noted on an exhibit to such certification and (ii) the Company has made available to Holder the information required by Section 6.2.2 of this Agreement. In addition, to facilitate Holder’s compliance with its public reporting requirements, the Company shall engage a nationally recognized accounting firm to perform quarterly review procedures that result in the issuance of an independent accountant’s review report on the Company’s quarterly and year-to-date balance sheet and statement of operations for each fiscal quarter, which reports shall be delivered within 45 days after the end of the quarter for which the report pertains. In order to facilitate Holder’s compliance with its public reporting requirements, the Company’s chief financial officer and chief accounting officer shall participate in one or more teleconferences with Representatives of Holder each quarter to review the financial statements previously delivered and discuss significant transactions reflected for the period of the financial statements.

C. All financial information required under clauses (A) and (B) above shall consist of consolidated financial statements (consolidating the Company and its subsidiaries) unless U.S. GAAP provides otherwise.

D. As soon as reasonably practicable, and in any event within 15 days after the issuance of the report, the Company shall furnish to Holder any 409A valuation reports that it prepares or causes to be prepared.

Sch. 6.2.2(ii)-1

2. Inspection Rights. Subject to Section 6.2.2 of this Agreement, Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances, and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested (electronically to the greatest extent possible), all at such reasonable business times, with reasonable advance notice and as often as may be reasonably requested.

3. Other Materials. As soon as practicable (or otherwise as provided herein), the Company shall furnish Holder with copies of the following documents:

A. Material documents filed with governmental agencies, including, without limitation, the Internal Revenue Service and the Commission, or any other documents or information requested by Holder or necessary to support Holder’s tax, accounting, and Commission reports and filings, including providing by February 15th of each year such information as is necessary to support Holder’s tax reporting obligations.

B. Notices regarding any default on any material loan or lease to which the Company is a party.

C. In addition, the Company shall furnish Holder advance notice of (i) any dividend or other distribution to be paid by the Company to holders of the ordinary shares of the Company or (ii) any nonfunctional currency investments or loans.

Sch. 6.2.2(ii)-2